Exhibit 99.7

FORM OF STOCKHOLDER VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 7, 2009 by and between Maximus Holdings Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of MSC.Software Corporation, a Delaware corporation (the “Company”).

RECITALS:

A. Parent, the Company and Maximus Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which all outstanding shares of the Company will be converted into the right to receive cash, as set forth in the Merger Agreement.

B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and other rights to acquire Company capital stock, as is indicated on the signature page of this Agreement.

C. In consideration of the execution of the Merger Agreement by Parent, the Stockholder (in his or her capacity as such) has agreed to vote the Shares so as to facilitate consummation of the Merger.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) the date of termination of the Merger Agreement in accordance with its terms and (iii) the delivery of written notice of termination by the Stockholder to Parent, following any amendment to the Merger Agreement effected without the prior written consent of the Stockholder which would reduce or change the form of consideration to be paid in the Merger, increase the amount of the Parent Termination Fee or change in a manner adverse to Parent the circumstances under which the Parent Termination Fee is payable.

(b) “Shares” shall mean: (i) all shares of capital stock of the Company and all options to acquire shares of capital stock of the Company owned by the Stockholder as of the date of this

Agreement, and (ii) all additional shares of capital stock of the Company and all additional options to acquire shares of capital stock of the Company of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date; provided, that with respect to any obligation of the Stockholder hereunder relating to the voting of securities or the granting of proxies with respect to securities, the term “Shares” shall include only such of the foregoing securities as confer voting rights upon the holders thereof and then only to the extent of such voting rights.

(c) “Transfer.” A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to (including any short sale), transfers or otherwise disposes of such security or any interest therein or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to transfer of or other disposition of such security or any interest therein.

2. Transfer of Shares.

(a) Transfer of Shares. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected or make any offer regarding any Transfer of any of the Shares; provided, however, that the Stockholder (and any transferee Stockholders) may Transfer Shares to an Affiliate of such Stockholder, provided that, as a condition to any such Transfer to an Affiliate, the transferee has agreed with Parent in writing to be bound by the terms of this Agreement (including granting a Proxy as contemplated hereby) and to hold such Shares subject to all the terms and provisions of this Agreement.

(b) Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement, commitment or understanding in a manner inconsistent with the terms of Section 3 hereof or otherwise in contravention of the obligations of the Stockholder under this Agreement, with respect to any of the Shares.

3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall, or shall cause the holder of record on any applicable record date to, to the extent not voted by the person(s) appointed under the Proxy, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Stockholder and that the Shares are entitled to vote thereon or consent thereto, vote the Shares:

(a) in favor of (i) adoption of the Merger Agreement, (ii) each of the actions contemplated by the Merger Agreement, and (ii) any proposal or action that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement;

(b) against any proposal or action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(c) against any Acquisition Proposal.

Until the Expiration Date, in the event that any meeting of the stockholders of the Company is held with respect to any of the foregoing (and at every adjournment or postponement thereof), the Stockholder shall, or shall cause the holder of record of Shares on any applicable record date to, appear at such meeting or otherwise cause his, her or its Shares to be counted as present thereat for purposes of establishing a quorum.

4. Irrevocable Proxy.

(a) The Stockholder hereby irrevocably grants to, and appoints, William F. Chisholm and Brad MacMillin or either of them in their respective capacities as officers of Parent and any individual who shall hereafter succeed to any such office of Parent and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares in the following manner as specified in Section 3 hereof:

(i) in favor of (i) adoption of the Merger Agreement, (ii) each of the actions contemplated by the Merger Agreement, and (ii) any proposal or action that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement;

(ii) against any proposal or action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(iii) against any Acquisition Proposal.

(b) The Stockholder represents that any proxies given prior to this Agreement regarding the Shares are not irrevocable, and that such proxies are revoked.

(c) The Stockholder affirms that the irrevocable proxy set forth in this Section 4 (the “Proxy”) is given in connection with the execution of the Merger Agreement, and that such Proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder further affirms that the Proxy is coupled with an interest and may under no circumstances be revoked (other than by termination of this Agreement in accordance with its terms).

5. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein, or in the performance of the Stockholder’s duties or responsibilities as stockholders of the Company.

6. No Solicitation. The Stockholder hereby represents and warrants that he or she has read Section 6.03 of the Merger Agreement and agrees to be bound by the provisions of such section.

7. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that, as of the date hereof and at all times until the Expiration Date:

(a) the Stockholder is (and, except to the extent a Transfer is made pursuant to the proviso in Section 2(a), will be) the beneficial owner of the shares of capital stock of the Company, and the options and other rights to acquire shares of capital stock of the Company, set forth on signature page of this Agreement, with full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares;

(b) the Shares are (and will be) free and clear of any Liens, options, rights of first refusal, co-sale rights or other encumbrances of any kind or nature (other than restrictions on transfer imposed by applicable securities Laws);

(c) the Stockholder does not as of the date of this Agreement beneficially own any securities of the Company other than the shares of capital stock of the Company, and options and other rights to acquire shares of capital stock of the Company, set forth on the signature page of this Agreement;

(d) the Stockholder has (and will have) full power and authority to make, enter into and carry out the terms of this Agreement (including the Proxy);

(e) the Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which alleges that the execution and delivery of this Agreement by the Stockholder, either alone or together with the other Voting Agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof;

(f) the execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation by the Stockholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under any applicable Law or any

Contract to which the Stockholder is a party or which is binding on it, him or her or its, his or her assets and will not result in the creation of any Lien on any of the assets or properties of the Stockholder (other than the Shares), in each case except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or materially delay the performance by the Stockholder of any of its obligations under this Agreement;

(g) this Agreement has been duly executed by the Stockholder and constitutes the valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity; and

(h) other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by the Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Stockholder from, any Governmental Authority or any other Person, in connection with the execution and delivery of this Agreement by the Stockholder.

8. Consent. The Stockholder consents and authorizes the Company and Parent their respective affiliates to publish and disclose in the Proxy Statement and other documents filed with the SEC in connection with the Merger Agreement its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

9. Legending of Shares. If so requested by Parent, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

10. Termination. This Agreement, and any undertaking, proxy or waiver granted by the Stockholder hereunder, shall terminate and be of no further force or effect as of the Expiration Date; provided, that upon termination of this Agreement, Parent shall take such actions as are reasonably requested by the Stockholder to remove any legend placed upon any Shares pursuant to Section 9.

11. Appraisal Rights. The Shareholder waives and agrees not to exercise any rights (including, without limitation, under Section 262 of Delaware Law) to demand appraisal of any of the Shares which may arise with respect to the Merger.

12. Further Assurances. The Stockholder (in his or her capacity as such) shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Parent may deem necessary or desirable, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement.

13. Miscellaneous.

(a) Waiver. No failure or delay by either party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(c) Binding Effect; Assignment. No party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, and any attempted assignment without such prior written approval shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(e) Specific Performance; Injunctive Relief. Each party agrees that irreparable damage would occur to the other party in the event that any of the provisions of this Agreement were not performed by such party in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

(g) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (each, a “Proceeding”). Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13(g).

(h) Entire Agreement. This Agreement (including the Proxy) (a) constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i) Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to Parent, to:

Maximus Holdings Inc.

c/o Symphony Technology Group

2475 Hanover Street

Palo Alto, CA 94304

Attention: Chief Financial Officer

Facsimile No.: (415) 358-8835

Copy to:

Shearman & Sterling LLP

525 Market Street

San Francisco, CA 94105

Attention: Steve L. Camahort

Facsimile No.: 415-616-1440

If to the Stockholder: To the address for notice set forth on the signature page hereof, or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(j) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(l) Rules of Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(m) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(n) Stockholder Capacity. To the extent that the Stockholder is an officer or director of the Company or any of its Subsidiaries, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by the Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary duties of the Stockholder acting solely in his or her capacity as an officer or director).

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MAXIMUS HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

STOCKHOLDER:

By:
Signature
Name:
Title:

Print Address

Telephone

Facsimile No.

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Fax: (212) 757-3990

Attention:	Robert B. Schumer
Steven J. Williams

Shares beneficially owned:

shares of Company capital stock

shares of Company capital stock issuable upon the exercise of outstanding options shares of Company capital stock issuable upon the exercise of outstanding rights to acquire Company capital stock (other than options)

[Signature Page to Voting Agreement]